EXHIBIT 99.1

Fifth Street Finance Corp. Issues Preliminary Estimate of Net Investment Income and Announces Its Fourth Quarter 2010 Dividend and Monthly Dividends for the First Quarter 2011

WHITE PLAINS, N.Y., Aug. 4, 2010 (GLOBE NEWSWIRE) -- Fifth Street Finance Corp. (NYSE:FSC) ("Fifth Street") today issued a preliminary estimated range of net investment income for the fourth fiscal quarter ending September 30, 2010 of $0.20 to $0.25 per share. In addition, Fifth Street announced that its Board of Directors declared a dividend for the fourth fiscal quarter of 2010 and dividends for the first fiscal quarter of 2011 ending December 31, 2010. Fifth Street has converted to a monthly dividend for the new fiscal year.

The following table reflects the dividends which the Board of Directors declared on August 2, 2010:

Record Date	Payment Date	Amount
September 1, 2010	September 29, 2010	$0.10
October 6, 2010	October 27, 2010	$0.10
November 3, 2010	November 24, 2010	$0.11
December 1, 2010	December 29, 2010	$0.11

"In consulting with our investors, both institutional and retail, we determined that a vast majority of them prefer a monthly dividend," stated Fifth Street's Chief Executive Officer, Leonard M. Tannenbaum, adding that "we also appreciate that our shareholders desire a consistent and stable payout."

Dividends are paid from taxable income.  Fifth Street's Board of Directors determines dividends based on estimates of taxable income, which differ from book income due to changes in unrealized appreciation and depreciation of investments and due to temporary and permanent differences in income and expense recognition.

Fifth Street has adopted a dividend reinvestment plan ("DRIP") that provides for reinvestment of its dividends on behalf of its shareholders, unless a shareholder elects to receive cash.  As a result, if Fifth Street's Board of Directors declares a cash dividend, Fifth Street's shareholders who have not "opted out" of Fifth Street's DRIP will have their cash dividends automatically reinvested in additional shares of Fifth Street common stock, rather than receiving the cash dividends.  If you are a Fifth Street shareholder and your shares of Fifth Street common stock are held through a brokerage firm or other financial intermediary and you wish to participate in the DRIP, please contact your broker or other financial intermediary.

About Fifth Street Finance Corp.

Fifth Street Finance Corp. is a specialty finance company that lends to and invests in small and mid-sized companies in connection with investments by private equity sponsors.  Fifth Street Finance Corp.'s investment objective is to maximize its portfolio's total return by generating current income from its debt investments and capital appreciation from its equity investments.

The Fifth Street Finance Corp. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5525

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of Fifth Street Finance Corp. Words such as "believes," "expects," "projects," "anticipates," and "future" or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in our filings with the Securities and Exchange Commission.  Fifth Street Finance Corp. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:  Fifth Street Finance Corp.
          Stacey Thorne, Executive Director, Investor Relations
          (914) 286-6811
          stacey@fifthstreetcap.com